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                                                                EXHIBIT 8.1

                      [Letterhead of Jones, Day, Reavis & Pogue]




                                   April 3, 1998



Dunn Computer Corporation
1306 Squire Court
Sterling, Virginia 20166
Attn:  John D. Vazzana

               Re:  Form S-4 Registration Statement

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of Dunn Computer Corporation, a Virginia corporation (the "Company"), relating to the merger (the "Merger") of Dunn Merger Corp. , a Delaware corporation, with and into Dunn Computer Corporation, a Delaware corporation ("Dunn"). We are acting as special tax counsel to Dunn in connection with the Merger.

     In our opinion, the discussion set forth in the Registration Statement under the caption "THE MERGER AND THE IDP ACQUISITION -- Certain Federal Income Tax Considerations," insofar as it purports to describe the provisions of law referred to therein, is accurate in all material respects.

     We express no opinion on matters other than those referred to above. This opinion is intended for the sole benefit of Dunn and may not be relied on by any other person.

     We hereby consent to the use of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the heading "THE MERGER AND THE IDP ACQUISITION -- Certain Federal Income Tax Considerations" in the proxy statement/prospectus that is part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                              Very truly yours,



                              /s/ Jones, Day, Reavis & Pogue